--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   RGC International Investors, LDC             Learn2 Corporation (LTWC)                           Director          X  10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. or Social       4. Statement for        ----          title  ---- (specify
 c/o Rose Glen Capital Management, L.P.         Security Number            Month/Year                        below)       below)
 3 Bala Plaza East, Suite 501                    of Reporting                                  -----------------  ------------------
 251 St. Asaphs Road                            Person (Voluntary)         August 2002
--------------------------------------------                           ---------------------  7. Individual or Joint/Group Filing
                  (Street)                    Page 1 of 5              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___ Form filed by One Reporting Person
                                                                           (Month/Year)        X  Form filed by More than One
  Bala Cynwyd      PA               19004                                                     --- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of   2. Trans-                3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action                   action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date                     Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                                         (Instr. 8)                                    Owned at End       Direct        Bene-
                 (Month/                                                                 of Month         (D) or        ficial
                 Day/                    ------------------------------------------      (Instr. 3        Indirect      Owner-
                 Year)                                              (A)                    and 4)         (I)           ship
                                                                    or
                                          Code    V       Amount    (D)     Price                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/01/02                  S                3,500    D      $0.0500                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/02/02                  S                1,200    D      $0.0500                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/05/02                  S               26,700    D      $0.0425                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/06/02                  S                5,000    D      $0.0450                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/07/02                  S               12,900    D      $0.0400                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/12/02                  S               52,500    D      $0.0422                         D*
------------------------------------------------------------------------------------------------------------------------------------


--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   RGC International Investors, LDC             Learn2 Corporation (LTWC)                           Director          X  10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. or Social       4. Statement for        ----          title  ---- (specify
 c/o Rose Glen Capital Management, L.P.         Security Number            Month/Year                        below)       below)
 3 Bala Plaza East, Suite 501                    of Reporting                                  -----------------  ------------------
 251 St. Asaphs Road                            Person (Voluntary)         August 2002
--------------------------------------------                           ---------------------  7. Individual or Joint/Group Filing
                  (Street)                    Page 2 of 5              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___ Form filed by One Reporting Person
                                                                           (Month/Year)        X  Form filed by More than One
  Bala Cynwyd      PA               19004                                                     --- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of   2. Trans-                3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action                   action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date                     Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                                         (Instr. 8)                                    Owned at End       Direct        Bene-
                 (Month/                                                                 of Month         (D) or        ficial
                 Day/                    ------------------------------------------      (Instr. 3        Indirect      Owner-
                 Year)                                              (A)                    and 4)         (I)           ship
                                                                    or
                                          Code    V       Amount    (D)     Price                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/13/02                  S               19,600    D      $0.0401                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/14/02                  S                4,000    D      $0.0400                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/16/02                  S               10,000    D      $0.0313                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/19/02                  S               14,781    D      $0.0300                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/20/02                  S                4,600    D      $0.0300                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/21/02                  S                6,700    D      $0.0300                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/22/02                  S              350,800    D      $0.0808                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/23/02                  S              100,000    D      $0.0735                         D*
------------------------------------------------------------------------------------------------------------------------------------

--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   RGC International Investors, LDC             Learn2 Corporation (LTWC)                           Director          X  10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. or Social       4. Statement for        ----          title  ---- (specify
 c/o Rose Glen Capital Management, L.P.         Security Number            Month/Year                        below)       below)
 3 Bala Plaza East, Suite 501                    of Reporting                                  -----------------  ------------------
 251 St. Asaphs Road                            Person (Voluntary)         August 2002
--------------------------------------------                           ---------------------  7. Individual or Joint/Group Filing
                  (Street)                    Page 3 of 5              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___ Form filed by One Reporting Person
                                                                           (Month/Year)        X  Form filed by More than One
  Bala Cynwyd      PA               19004                                                     --- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of   2. Trans-                3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action                   action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date                     Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                                         (Instr. 8)                                    Owned at End       Direct        Bene-
                 (Month/                                                                 of Month         (D) or        ficial
                 Day/                    ------------------------------------------      (Instr. 3        Indirect      Owner-
                 Year)                                              (A)                    and 4)         (I)           ship
                                                                    or
                                          Code    V       Amount    (D)     Price                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/26/02                  S               85,000    D      $0.0658                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/27/02                  S               80,000    D      $0.0526                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/28/02                  S               25,000    D      $0.0521                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     08/29/02                  S              315,000    D      $0.0862         10,569,042      D*
------------------------------------------------------------------------------------------------------------------------------------


FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------

1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security


                                                             --------------------------------------  ----------------
                                                                                                     Date     Expira-
                                                                                                     Exer-    tion
                                                              Code    V        (A)        (D)        cisable  Date
-----------------------------------------------------------------------------------------------------------------------------------
NONE
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number         10. Owner-     11. Nature
   lying Securities                    of         of Deriv-          ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative              Form           direct
                                       ative      Securi-            of De-         Bene-
                                       Secur-     ties               rivative       ficial
                                       ity        Bene-              Secu-          Own-
                                       (Instr.    ficially           rity:          ership
                                       5)         Owned              Direct         (Instr. 4)
   -----------------------                        at End             (D) or
   Title         Amount or                        of Month           Indi-
                 Number of                        (Instr. 4)         rect (I)
                 Shares                                              (Instr. 4)
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
Explanation of Responses:

* The Common Stock is owned directly by RGC International Investors, LDC ("RGC"), a private investment fund. Rose Glen Capital
Management, L.P. ("Rose Glen") is the investment manager of RGC. RGC General Partner Corp. ("Partner") is the general partner of
Rose Glen. Rose Glen and Partner disclaim beneficial ownership of the Common Stock, except to the extent of their pecuniary interest.



                                                                       /s/ Steven B. Katznelson             September 3, 2002
                                                                      -----------------------------------   -----------------
**Intentional misstatements or omissions of facts constitute            **Signature of Reporting Person       Date
  Federal Criminal Violations.
                                                                      RGC International Investors, LDC
                                                                        By: Rose Glen Capital Management, L.P.
                                                                         By: RGC General Partner Corp.
                                                                          By: Steven B. Katznelson,
                                                                              Managing Director

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Additional Filing Persons:                  Nature of Ownership:

Rose Glen Capital Management, L.P.                 Indirect *
3 Bala Plaza East, Suite 501
251 St. Asaphs Road
Bala Cynwyd, PA  19004

RGC General Partner Corp.                          Indirect *
3 Bala Plaza East, Suite 501
251 St. Asaphs Road
Bala Cynwyd, PA  19004

Designated Filer:                           RGC International Investors, LDC
Issuer and Trading Symbol:                  Learn2 Corporation; LTWC


Signatures

/S/ STEVEN B. KATZNELSON                    /S/ STEVEN B. KATZNELSON
-----------------------------------         -----------------------------------
Rose Glen Capital Management, L.P.          RGC General Partner Corp.
  By: RGC General Partner Corp.               By: Steven B. Katznelson
         By: Steven B. Katznelson                 Managing Director
             Managing Director